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                                                                   EXHIBIT 10.60

                         CHANGE IN EMPLOYMENT STATUS AND
                              CONSULTING AGREEMENT

         THIS CHANGE IN EMPLOYMENT STATUS AND CONSULTING AGREEMENT ("Agreement") is entered into as of January 1, 2000, between JAMES E. LEWIS, an individual residing in the State of Florida ("Mr. Lewis"); and COGENTRIX ENERGY, INC., a North Carolina corporation (the "Company").

                              STATEMENT OF PURPOSE

         A. Mr. Lewis currently holds the office of Vice Chairman and has been employed as an officer of the Company and of its subsidiaries through December 31, 1999.

         B. Mr. Lewis and the Company have agreed upon terms to conclude Mr. Lewis' participation in the day-to-day operations and management of the Company and its subsidiaries, other than his duties as a consultant pursuant to the terms hereof.

         C. The Company has offered, and Mr. Lewis has accepted, the position of Consultant, providing the Company the benefit of Mr. Lewis' experience and abilities in the business of developing, owning and operating cogeneration facilities upon the terms and conditions hereinafter set forth.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the compensation the Company agrees to pay Mr. Lewis, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

         1. Resignation as Employee. Effective as of December 31, 1999, Mr. Lewis hereby resigns as an employee and officer of the Company (and each of its subsidiaries and affiliates), with the sole exception of the office of Vice Chairman of the Company from which he does not resign.

         2. Consulting Services. During the period commencing on January 1, 2000, and ending on December 31, 2004, subject to matters beyond his reasonable control, Mr. Lewis agrees to be available for consultation with to the Management Committee (consisting of the CEO, COO, and division managers of the Company), which meets in Charlotte, North Carolina, with respect to such of the Company's business and affairs as the Company may reasonably call on him to furnish. It is the understanding of the parties that Mr. Lewis will be available on reasonable notice and at reasonable times during customary normal business hours for consultations, either in person or by telephone; provided, however, that Mr. Lewis shall not be required to be active in the day-to-day operations of the Company and its subsidiaries and Mr. Lewis shall not be required to perform services for more than (i) from the period from March 1, 2000 through December 31, 2002, five (5) hours per week (Monday through Friday) for forty


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(40) weeks in each year, and (ii) from the period from January 1, 2003, through
December 31, 2004, three (3) hours per week (Monday through Friday) for twenty
(20) weeks in each year. Mr. Lewis shall be provided with written notice of any meetings in person no less than five (5) and no more than fifteen (15) business days prior to the meeting if the meeting is to be held in Mecklenburg County, North Carolina and no less than fifteen (15) and no more than thirty (30) business days prior to the meeting if the meeting is to be held outside Mecklenburg County, North Carolina. Mr. Lewis shall be provided with written notice of any telephone meetings no less than two (2) business days prior to the meeting. Mr. Lewis shall have the right, no more than three (3) times a year, to request that the Company reschedule a meeting and, if the Company does not elect to reschedule such meeting, Mr. Lewis shall be excused from attending the meeting. Request for specific consulting services shall be made by the Board of Directors or the Chief Executive Officer of the Company.

         3. Compensation for Services as Consultant. In consideration of the services to be rendered by Mr. Lewis hereunder and for Mr. Lewis' agreement to be available on reasonable notice to render services (if such services are required), the Company shall pay Mr. Lewis compensation as follows:

                  (a) The Company shall pay Mr. Lewis the base annual compensation set forth below payable in equal monthly installments in arrears on or about the fourth Thursday of each month beginning as of January 1, 2000 and continuing through December 31, 2004. The base annual compensation to be paid hereunder shall be:

                            Year                         Base Compensation
                            ----                         -----------------
                            1/1/2000 to 12/31/2000       $350,424 per annum
                            1/1/2001 to 12/31/2001       $219,015 per annum
                            1/1/2002 to 12/31/2002       $187,727 per annum
                            1/1/2003 to 12/31/2003       $187,727 per annum
                            1/1/2004 to 12/31/2004       $125,151 per annum

                           In addition, upon providing documentation customarily required of employees of the Company for such purposes, Mr. Lewis shall be reimbursed for all actual reasonable out-of-pocket expenses incurred by him in rendering Company requested services on behalf of the Company in accordance with the Company's policy relating to expense reimbursement.

                  (b) During the period from January 1, 2000 through December 31, 2004, the Company shall provide, at its expense, the corporate medical, dental, prescription drug card, disability and group term life insurance coverage, for Mr. Lewis and his spouse and children as in effect from time to time for senior executives of the Company; provided, however, that the amount of such group term life insurance coverage shall be computed based upon a salary rate of $350,424 per annum. The Company shall continue to maintain its portion of the premiums on that certain split-dollar life insurance policy



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         #4884290 issued on the life of Mr. Lewis by Massachusetts Mutual Life
         Insurance Company.

                  (c) The payments provided for above shall continue in all events notwithstanding Mr. Lewis' temporary or permanent, total or partial disability or other inability to perform any services hereunder or the Company's failure or refusal to timely call upon Mr. Lewis to perform any services required of Mr. Lewis hereunder. If Mr. Lewis shall die at any time prior to the payment of all amounts payable above, the Company shall continue to pay when due hereunder to Mr. Lewis' beneficiary or estate, as hereinafter provided, the remaining payments which would have been made to Mr. Lewis had he not died. Such payments shall be made by the Company to such person or entity as Mr. Lewis may direct in writing, but if the person or entity does not survive Mr. Lewis, or if Mr. Lewis shall fail to designate such a person or entity, then such payments shall be made to Mr. Lewis' estate. If Mr. Lewis shall be survived by a person designated to receive such payments and such person shall die prior to receiving all amounts payable hereunder, then any remaining amounts that would have been paid to such deceased person if living shall be paid as they otherwise become due and payable to such deceased person's estate.

         4. Entitlements as Former Employee.

                  (a) Mr. Lewis, as an employee of the Company from April 14, 1986 through December 31, 1999, is entitled to receive the following payments pursuant to that certain Profit Sharing Plan Agreement between the Company and Mr. Lewis, dated as of July 1, 1996 as amended ("Profit Sharing Plan Agreement"), to be paid on March 23, 2000:

                           (1) the Annual Distribution under the Profit Sharing Plan Agreement for Plan Year 1999 at the Applicable Percentage of 0.60% of NIBT for Plan Year 1999 ("1999 Distribution"); and

                           (2) the Severance Benefit pursuant to Section III,2 of the Profit Sharing Plan Agreement equal to two hundred percent (200%) of the 1999 Distribution.

                  (b) Mr. Lewis, as an employee of the Company through December 31, 1999, is entitled to receive a payment pursuant to the terms of that certain Amended and Restated Incentive Bonus Plan Agreement between the Company and Mr. Lewis, dated as of December 31, 1997 ("Incentive Bonus Plan Agreement") based upon the NIBT for Plan Year 1999, to be paid by Company on or before March 31, 2000.

                  (c) Mr. Lewis, as an employee of the Company through December 31, 1999, is entitled to receive payment of a performance bonus of $17,521, to be paid by Company on or before March 31, 2000.

                  (d) Mr. Lewis, as an employee of the Company through December 31, 1999, participated in the Supplemental Retirement Savings Plan and deferred receipt of



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         substantial income earned prior to January 1, 2000. The Company agrees to pay and Mr. Lewis agrees to accept, in full satisfaction of Mr. Lewis' rights under the Supplemental Retirement Savings Plan, the sum of $574,000.00 with payment by the Company on or before March 31, 2000. The said payment shall be subject to all applicable tax withholding requirements and Mr. Lewis shall be provided a statement of all such deductions from said $574,000.00 on the date of payment.

         5. No Control over Employees. Mr. Lewis acknowledges that in performing his consulting duties under this Agreement, he shall have no authority or control over the employees of the Company. Nothing herein shall be construed as giving the Company control over, or the right to control, the personal judgment or actions of Mr. Lewis with respect to the professional services rendered hereunder.

         6. Trade Secrets. For a period of six (6) years from the date hereof, Mr. Lewis shall not at any time or in any manner, either directly or indirectly, divulge, disclose or communicate to any person, firm or corporation in any manner whatsoever any information (except to the extent it may be necessary or appropriate to communicate such information on a confidential basis to any financial institution or Mr. Lewis' professional advisors in connection with Mr. Lewis' own financial or personal affairs) concerning any matter affecting or relating to the Company or any of its subsidiaries, including, without limitation, the identity of any of its customers, the prices it obtains or has obtained from the sale of its services or the prices at which it offers to sell its products or services or any other information concerning the Company and its subsidiaries or affiliated companies, their manner of operation, their plans, processes or other data relating to the Company and its subsidiaries. The parties hereto stipulate that the information described above is important and confidential and affects the effective and successful conduct of the business of the Company and its subsidiaries and their goodwill and that any breach of the terms of this section shall be a material breach of this Agreement.

                  Nothing herein shall in any way limit the disclosure by Mr. Lewis of any information which is obtained from published information or other information which is in or comes into the public domain other than as a result of his breach of this Agreement or which may be required in connection with any litigation which may arise as a result of a breach by the Company of its obligations under this Agreement or the Profit-Sharing Plan.

         7. Enforcement; Remedies. Mr. Lewis covenants and agrees that in the event of an anticipated breach or actual breach by him of the provisions of
Section 6 of this Agreement, then the Company shall be entitled to inform all potential or new shareholders, officers, directors, borrowers, suppliers or customers, or any of them, of this Agreement. Because the breach or threatened breach of the covenants contained in Section 6 will result in immediate and irreparable injury to the Company, Mr. Lewis agrees that the Company shall be entitled to an injunction restraining him from any violation of Section 6 to the fullest extent the law allows enforcement of such restrictions and prohibitions. Mr. Lewis covenants and agrees that if he shall violate the covenants and agreements contained in Section 6 hereof, the Company shall be entitled to an accounting of all profits, compensation, commissions, remunerations or benefits which Mr. Lewis directly or indirectly has realized or may realize as a result of, growing out of



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or in connection with any such violation and shall be entitled to receive therefrom all amounts thereof to which the Company would be entitled as damages under law or at equity. In addition, the Company shall be entitled to suspend payments due to Mr. Lewis hereunder until (i) Mr. Lewis is no longer in breach of this Agreement and (ii) Mr. Lewis has compensated the Company for any damages which it has incurred as a result of Mr. Lewis' breach of this Agreement. Nothing herein shall be construed as prohibiting the Company from pursuing any other legal or equitable remedies that may be available to it for any such breach or threatened breach, including the recovery of damages from Mr. Lewis.

         8. Construction. Mr. Lewis hereby expressly acknowledges and agrees that the covenants set forth in Section 6 above are reasonable when considered in connection with the payments to be made by the Company to Mr. Lewis; provided, however, if any court of law shall determine that any provisions of
Section 6 is overly broad or otherwise unenforceable, then such provision shall be deemed to be applicable and binding only with respect to the period of time or the prohibited activity or activities which is deemed by such court to grant the broadest possible enforceable interpretation to the terms of this Agreement.

         9. Waiver of Breach. The waiver by the Company of a breach of this Agreement by Mr. Lewis must be in writing and signed by the Chief Executive Officer and shall not operate or be construed as a waiver of any subsequent breach by Mr. Lewis.

         10. Release of Company; Acceleration. Upon payment in full by the Company of all consideration owing to Mr. Lewis pursuant to Sections 4(a), (b),
(c) and (d) of this Agreement, Mr. Lewis hereby releases and forever discharges the Company and each of its subsidiaries and affiliates and their respective officers, directors, attorneys, shareholders, employees and agents from and against any and all actions, causes of action, suits, debts, accounts, controversies, agreements, promises, damages, claims and demands whatsoever in law or in equity which he or his successors or assigns hereafter can, shall or may have against any of them arising out of any matter (including any claim or benefit from his service as an employee), cause or thing occurring prior to the execution of this Agreement, except for any future breach regarding salary or benefits due to be paid as a Consultant under Sections 3(a) through (c); provided, however, that nothing contained in this Agreement shall affect Mr. Lewis' right to indemnification as an employee, officer or director of the Company in accordance with the terms of the Company's Bylaws and the North Carolina Business Corporation Act. In the event the Company defaults in its payment and/or performance of any of its obligations hereunder and fails to cure the same within thirty (30) days of receipt of written notice thereof from Mr. Lewis to the Company (an "Acceleration Event"), Mr. Lewis shall have the right to (i) declare all obligations hereunder to be forthwith due and payable, whereupon the same shall forthwith become due and payable without any further presentment, demand, protest, notice of default, notice of acceleration or of intention to accelerate or other notice of any kind, all of which the Company hereby expressly waives and (ii) all reasonable attorneys' fees, costs and disbursements incurred after the occurrence of the Acceleration Event in connection with the enforcement of his rights hereunder.

         11. Release of Mr. Lewis. The Company hereby releases and forever discharges Mr. Lewis from and against any and all actions, causes of action, suits, debts, accounts, controversies,



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agreements, promises, damages, claims and demands whatsoever in law or in equity which the Company and its successors or assigns hereafter can, shall or may have against him arising out of any matter, cause or thing occurring prior to the execution of this Agreement, including, without limitation, all past services rendered by Mr. Lewis as an employee in connection with the development and operation of the projects and facilities developed or under development by the Company and its subsidiaries and affiliates, other than the obligations of Mr. Lewis under this Agreement.

         12. Totality of Compensation. Mr. Lewis understands, recognizes and agrees that except for the compensation and benefits provided for in Sections 3(a) through (c) of this Agreement as a consultant, he has no claim, right or entitlement to any form or amount of compensation for services to the Company after December 31, 1999; and, further, except for the compensation and benefits provided for in Sections 4(a) through (d) of this Agreement, subsequent to December 31, 1999, he has no claim, right or entitlement to benefit from the Profit Sharing Plan Agreement, Incentive Bonus Plan Agreement, or any other special executive compensation program, and further, he has no right to make contributions to any Section 401(k) plan, Supplemental Retirement Savings Plan, or other defined benefit plan of the Company.

         13. Arbitration. All disputes arising out of or in connection with this Agreement, upon demand by a party hereto in writing to all other parties, shall be resolved by binding arbitration in accordance with the rules of the American Arbitration Association, as modified herein. The arbitrator shall be an independent third party agreed upon by the parties to the arbitration. If such parties are unable to agree on an arbitrator within thirty (30) days of written demand for arbitration, each party (a group having a common interest being considered one party) shall select, within thirty (30) days thereafter, one arbitrator each and the two selected arbitrators shall choose a third arbitrator. If three arbitrators are selected, the decision by the three arbitrators shall be by a two-thirds (2/3) majority vote.

Unless otherwise agreed to in writing by the parties to the arbitration, all arbitration hearings shall be conducted in Charlotte, North Carolina. Unless extended by the mutual consent of the parties, the hearing on the dispute shall be held within forty-five (45) days after selection of the arbitrator or panel of arbitrators as set forth above. Thirty (30) days prior to the hearing, each party shall furnish to the other party a list of anticipated witnesses and a list of anticipated exhibits, together with a copy of each exhibit. Each party shall have a maximum of the equivalent of five (5) hearing days to complete their case (including any redirect examination of witnesses or rebuttal of evidence) and cross-examine the witnesses of the other parties. The arbitrator(s) shall render a decision resolving the dispute within sixty (60) days of the conclusion of the arbitration hearing and such decision shall be binding on the parties to the arbitration. Notwithstanding the foregoing, the Company shall have the right to seek specific enforcement of the provisions of
Section 6 hereof.

         14. Burden and Benefit. This Agreement shall be binding upon, and shall inure to the benefit of, the Company and Mr. Lewis, and their respective heirs, successors and assigns.

         15. Choice of Law. This Agreement shall be governed by the internal laws of the State of North Carolina.



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         16. Notice. Notice hereunder shall be deemed duly given if in writing and delivered by hand or mailed, certified or registered, with postage prepaid, to the following address of each party, or to such other address as may be hereafter designated in writing by such party to the other party hereto:

                  MR. LEWIS:           Mr. James E. Lewis
                                       424 Mariner Drive
                                       Jupiter, FL 33477

                  with a copy to:      David B. Whelpley, Jr.
                                       Kilpatrick Stockton LLP
                                       3500 One First Union Center
                                       301 South College Street
                                       Charlotte, NC 28202-6001

                  COMPANY:             Cogentrix Energy, Inc.
                                       9405 Arrowpoint Blvd.
                                       Charlotte, North Carolina 28273
                                       Attn:  Chief Executive Officer

                  with a copy to:      Cogentrix Energy, Inc.
                                       9405 Arrowpoint Blvd.
                                       Charlotte, North Carolina 28273
                                       Attn:  General Counsel

         17. Severability. In the event any portion of this Agreement shall be determined to be invalid under any applicable law, such provision shall be deemed void and the remainder of this Agreement shall continue in full force and effect.

         18. Section Headings. All section headings contained herein are for convenience of reference only and are not intended to be defined or limit the scope of any provision of this Agreement.

         19. Entire Agreement. This Agreement constitutes the entire indivisible agreement between the parties relating to the subject matter hereof and shall not be modified, amended, altered or changed except by written agreement signed by the parties.

         20. Review and Consultation with Legal Counsel. Mr. Lewis acknowledges he has had the opportunity to review this Agreement and to otherwise consult with his legal counsel and he fully understands the terms and conditions of this Agreement.


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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement, under seal, in duplicate originals as of the date first set forth above.

                                  THE COMPANY:

                                       COGENTRIX ENERGY, INC.



                                       By:
                                          --------------------------------------
                                          David L. Lewis
                                          Chairman and Chief Executive Officer

ATTEST:



------------------------------
       Asst. Secretary

       [CORPORATE SEAL]

                                  MR. LEWIS:



                                          _____________________________(SEAL)
                                          James E. Lewis



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